Exhibit 99.1

Vaccinex Announces Multiple New Agreements for Access to ActivMAb® Antigen Virus Technology

Eight new antibody discovery agreements incorporate Vaccinex’s powerful ActivMAb® Drug Discovery Platform

ActivMab® platform enables the discovery and development of high value antibodies against challenging multi-pass membrane targets

ROCHESTER, N.Y., February 21, 2024 –Vaccinex, Inc. (Nasdaq: VCNX), a clinical-stage biotechnology company pioneering a differentiated approach to treating Alzheimer’s disease and cancer through the inhibition of SEMA4D, announces that it has entered into eight new antibody discovery agreements integrating use of its proprietary ActivMAb platform to select antibodies against difficult-to-drug transmembrane protein targets.

Within the last 3 months, Vaccinex has entered into new antibody discovery agreements for complex targets with 3 major pharma and biotech companies as well as 5 strategic relationships with other antibody service providers who have developed transgenic animal species for immunization or very large synthetic antibody libraries that complement our own technology. ActivMAb’s new “Antigen Virus” application is a powerful complement to drug discovery strategies targeting complex protein targets including ion channels and G-protein coupled receptors (GPCRs) such as chemokine receptors. Specific membrane targets are also key to development of antibody drug conjugates (ADC) for cancer, The ActivMAb system enables expression of functional, properly folded complex proteins on the relatively simple membrane of a mammalian virus. We believe that this is a much more highly purified presentation and efficient selection technology than the complex natural membrane fragments that have been termed virus-like particles.

“We have recently publicized success in selecting high value antibodies against challenging multi-pass membrane targets. We are excited to be able to capitalize on what we believe is recognition of the unique capabilities of our drug discovery technology. We believe recent interest in this technology may reflect increased market optimism and renewed attention to pipelines that were neglected during the biotech downturn of the past two years. Ongoing partnerships can leverage the full suite of our ActivMAb Antibody Discovery solutions to accelerate development of novel, high-value therapeutics”, said Maurice Zauderer, Ph.D., President and Chief Executive Officer of Vaccinex.

Vaccinex’s ActivMAb catalog and custom services are available through Science Exchange.

About ActivMAb®

ActivMAb is a proprietary antibody discovery platform developed by Vaccinex with unique capabilities for multi-pass membrane targets such as G-protein-coupled receptors (GPCRs). The ActivMAb technology has multiple applications including: complex membrane antigen expression and presentation, antibody and antigen discovery, directed evolution and protein optimization. The first clinical candidate selected through use of this technology (CHS-114, a fully human monoclonal antibody targeting CCR8), is in clinical development for cancer immunotherapy by Coherus Biosciences, Inc.

About Vaccinex Inc.

Vaccinex, Inc. is pioneering a differentiated approach to treating slowly progressive neurodegenerative diseases and cancer through the inhibition of semaphorin 4D (SEMA4D). The Company’s lead drug candidate, pepinemab, is designed to block SEMA4D, a potent biological effector that is believed to trigger damaging inflammation in chronic diseases of the brain and to inhibit immune infiltration and activation in tumors. Pepinemab is being studied as a monotherapy in the Phase 1/2a SIGNAL-AD study in Alzheimer’s Disease that is expected to readout in Q3 2024, with ongoing exploration of potential Phase 3 development in Huntington’s disease. In oncology, pepinemab is being evaluated in combination with KEYTRUDA® in the Phase 1b/2 KEYNOTE-B84 study in recurrent or metastatic head and neck cancer (HNSCC) and in combination with BAVENCIO® in a Phase 1b/2 study in patients with metastatic pancreatic adenocarcinoma (PDAC). The oncology clinical program also includes several investigator-sponsored studies in solid tumors including breast cancer and melanoma.

Forward Looking Statements

To the extent that statements contained in this presentation are not descriptions of historical facts regarding Vaccinex, Inc. (“Vaccinex,” “we,” “us,” or “our”), they are forward-looking statements reflecting management’s current beliefs and expectations. Such statements include, but are not limited to, statements about our plans, ability to capitalize on, expectations and objectives with respect to the “Antigen Virus” applications of the ActivMab® platform, and other statements identified by words such as “believe,” “being,” “can,” “may,” “expect,” “ongoing,” “potential,” and similar expressions or their negatives (as well as other words and expressions referencing future events, conditions, or circumstances). Forward-looking statements involve substantial risks and uncertainties that could cause the outcome of our research and pre-clinical development programs, clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties inherent in the execution, cost and completion of preclinical studies and clinical trials, that interim and preliminary data may not be predictive of final results and does not ensure success in later preclinical studies and clinical trials, uncertainties related to regulatory approval, risks related to our dependence on our lead product candidate pepinemab, the possible delisting of our common stock from Nasdaq if we are unable to regain compliance with the Nasdaq listing standards, and other matters that could affect our development plans or the commercial potential of our product candidates. Except as required by law, we assume no obligation to update these forward-looking statements. For a further discussion of these and other factors that could cause future results to differ materially from any forward-looking statement, see the section titled “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission (“SEC”) and the other risks and uncertainties described in the Company’s annual year-end Form 10-K and subsequent filings with the SEC.

Investor Contact

Elizabeth Evans, PhD

Chief Operating Officer, Vaccinex, Inc.

(585) 271-2700

eevans@vaccinex.com